Exhibit 10.15

Hyatt Hotels Corporation

Amended and Restated Summary of Non-Employee Director Compensation (July 2009)

All non-employee Directors of Hyatt Hotels Corporation (“HHC”) will be entitled to receive the following compensation pursuant to the non-Employee Director Compensation Program (the “Program”):

I.	BOARD RETAINERS AND COMMITTEE FEES:

Members will be entitled to both annual retainers for service on the board of directors of HHC (the “Board”) as well as service as members on any committee of the Board1 in the following amounts:

Board Annual Retainers:

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$50,000 annual cash retainer (“Annual Fee”). The Annual Fee will be paid on a quarterly basis, if the Director has served the entire fiscal quarter. Directors will receive a check for $12,500 after the end of each fiscal quarter, but may elect to receive all or a portion of the Annual Fee in shares of HHC Common Stock. If shares of HHC Common Stock are selected, the date of grant will be the last business day of the fiscal quarter and will be considered delivered on such date. (“Restricted Stock”). The Restricted Stock will be reflected in the brokerage account established by HHC for the Director.

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$75,000 payable in the form of shares of Restricted Stock (“Annual Equity Retainer”). The Annual Equity Retainer will be paid on a quarterly basis, if the Director has served the entire fiscal quarter. Directors will receive the Annual Equity Retainer equal to the value of $18,500 in HHC Common Stock at the end of each fiscal quarter. The number of shares of Restricted Stock issued under the Annual Equity Retainer for each fiscal quarter grant will be determined using the price of HHC Common Stock as of the last business day of the fiscal quarter and will be considered delivered on such date.

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Newly elected Directors will receive $75,000 payable in the form of Restricted Stock (“Initial Equity Retainer”). The Initial Equity Retainer will be payable on the date of election or appointment as a Director equal to the value of $75,000 in HHC Common Stock.[2]

Committee Retainers:

•	$3,000 annual cash retainer for members of Committees other than Audit Committee

[1]	Committee retainers and fees will be paid in cash only and Directors will not have the right to elect to receive Restricted Stock or RSUs in lieu of cash. The Committee Retainers will be paid within 30 days of the HHC annual meeting and will be based on the number of whole fiscal quarters in which the committee member has served or is expected to serve for the current fiscal year.
[2]

Note: The deferral feature was removed in July of 2009 and the payment date for the Initial Equity Retainer was changed from the 13th month following date of election or appointment to the date of election or appointment.

•	$9,000 annual cash retainer for members of Audit Committee.

Committee Chair Retainers:3

•	$25,000 annual cash retainer for Audit Committee Chair.

•	$12,000 annual cash retainer for Compensation Committee Chair.

•	$6,000 annual cash retainer for all other Committee Chairs.

Committee Meeting Fees (in person or telephonic):4

•	$1,200 cash per meeting.

II.	DIRECTORS DEFERRED COMPENSATION PLAN

•	Directors may defer receipt of all or any portion of their Annual Fee or Annual Equity Retainer (collectively the “Retainer”) pursuant to a Directors’ Deferred Compensation Plan (the “Deferred Plan”).

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Amounts deferred under the Deferred Plan will be denominated in restricted stock units (each an “RSU”), which entitles the Director the right to receive shares of common stock (not subject to restrictions other than the minimum ownership requirements described below) at a set time in the future.

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RSUs do not entitle the Director to rights as a stockholder. Stock will be issued and delivered in settlement of the RSU automatically on the earlier of the Director’s termination of service as a Director for any reason, or a change of control (within the meaning of the current LTIP). However, at the time of the election to receive RSUs, a Director may elect to have the Stock delivered in settlement of the RSU in the fifth calendar year after deferral.[5]

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RSUs will carry dividend equivalent rights for each RSU. In the event that HHC pays dividends, dividend equivalent rights entitle the Director to receive dividends on the RSUs as if they were actually issued shares of common stock.

[3]	Committee Chairs receive only the Committee Chair retainer and not the committee retainer. The Committee Chair Retainers will be paid within 30 days of the HHC annual meeting and will be based on the number of whole fiscal quarters in which the Committee Chair has served or is expected to serve for the current fiscal year.
[4]	Committee meeting fees will be paid for attending entire meetings (with appropriate exceptions as determined by the Committee Chair). Committee meeting fees will not be paid to ex-officio members of a committee.
[5]	Delivery of the Stock cannot be accelerated other than on termination as a Director or Change in Control. Delivery of the Stock may be deferred beyond five years, but such deferral must be for at least an additional five years and the election to delay delivery must be made at least 12 months prior to the year in which the Stock was otherwise to be delivered.

III.	OTHER TERMS

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Deferral Elections: To the extent a Director desires to defer receipt of all or any part of the Retainers under the Deferred Plan, such election must be made on or prior to December 31 of the prior calendar year. Once an election to defer is made, it may be revoked and changed only for future years.

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Calculation of Number of Shares of Restricted Stock or RSUs: The number of shares of Restricted Stock or shares subject to RSUs to be delivered to a Director will be calculated by dividing the dollar amount of the relevant entitlement by the fair market value of a share of HHC Common Stock as determined by, and in the sole discretion of, the Compensation Committee as of the date of grant with reference to the most recent third party valuation of HHC prepared at the request of HHC for the purpose (among others) of employee and Director compensation. In the event HHC becomes publicly traded the fair market value of a share of HHC Common Stock will the closing price of HHC Common Stock on the date of the grant. Only whole shares of Restricted Stock or RSU’s will be issued and the remaining partial value for each fiscal quarter will be accumulated and allocated to the next fiscal quarter, however, in the last fiscal quarter, the value of the grant will be rounded up to the next whole share of HHC Common Stock.

For purposes of calculating shares of Restricted Stock deliverable in payment of the Initial Equity Retainer, the fair market value shall be determined on the date the Director is elected/appointed to the Board of Directors. Only whole shares of Restricted Stock will be issued and the value of the Initial Equity Retainer will be rounded up to equal the next whole share of HHC Common Stock.

•	Vesting: All shares of Restricted Stock or RSUs will be immediately vested.

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Stockholders Agreement: All Directors who receive Restricted Stock or RSUs will become party and subject to the terms of the Stockholders Agreement. The Stockholders Agreement will include restrictions on transfer, a right of first refusal in favor of HHC and existing Pritzker family related stockholders, and a drag along right in favor of existing Pritzker family related stockholders triggered by change of control type transactions and a proxy.

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Minimum Required Ownership: All Directors will be expected to own, within 5 years of their election or appointment to the Board, Restricted Stock or RSUs having a value equal to 3 times the value of the Annual Equity Retainer (currently $225,000 based on proposed award levels).

IV.	TAX TREATMENT OF RESTRICTED STOCK AND RSUs:

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Directors will be taxed as ordinary income on the value of the Restricted Stock on the date the Restricted Stock is issued and delivered. The capital gain and Rule 144 holding periods both begin on such date.

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Directors will not be taxed on RSUs until the actual shares are issued and delivered. At that time, the value of the shares delivered will be taxable as ordinary income. For purposes of Rule 144 and capital gain tax rules, the relevant “holding period” does not begin until the shares (as opposed to RSUs) are actually issued.